                                                                       EXHIBIT 4
                              AMENDED AND RESTATED
                              --------------------
                              EMPLOYMENT AGREEMENT
                              --------------------


     This is an amendment and restatement signed this ____ day of December, 1994, of the Employment Agreement made as of August 1, 1991, by and between CAESARS WORLD, INC. (the "Company"), a Florida corporation, and J. Terrence Lanni (the "Employee"), as previously amended as of August 1, 1992 and October 4, 1994, with ITT Corporation ("ITT") being added as a party hereto (such amendment and restatement being hereinafter called the "Agreement").

                                 FACT RECITALS
                                 -------------
     A. Employee is presently employed under the employment agreement, as amended, described above; and

     B. During the course of Employee's employment with the Company, Employee has performed outstanding services for the Company and has obtained a superior reputation in the industry, with regulatory agencies, and with various institutional holders and members of the financial constituency of the Company; and

     C. It is deemed by the Company to be in the best interests of the Company and its shareholders to assure continuation of Employee's employment to the employees of the Company and to the other interested parties described in B above; and

     D. The Company recognizes that the nature and character of the Company and its present Board of Directors and Employee's present position, duties, responsibilities and status within this structure are indispensable factors which have caused Employee to remain in the employ of the Company and to enhance the value of Employee's services to the Company; and

     E. Employee desires assurance of a long-term future with the Company and is willing to enter into a long-term agreement with the Company; and

     F. Pursuant to an Agreement and Plan of Merger, dated as of December 19, 1994, among the Company, ITT Corporation and ITT Florida Enterprises Inc. (the "Merger Agreement"), this Agreement is being executed prior to the acquisition of shares of the Company's Common Stock pursuant to the Offer. The effective date of this Agreement shall be the date of acquisition of shares of the Company's common stock pursuant to the Offer.

1.  TERM OF EMPLOYMENT.
    ------------------

     Unless earlier terminated as herein provided, the term of Employee's employment with the Company hereunder shall commence at the effective date and shall end on the third anniversary of the effective date. For pur-poses of this Agreement, the "Term" of this Agreement shall mean the full three-year term of the Agreement, plus any extensions which may be mutually agreed upon by all three parties hereto in writing. For purposes of this Agreement, the "Employment Period" (which in no event shall extend beyond the Term) shall mean the period during which Employee has an obligation to render services hereunder, as described in Paragraph 2, taking into account any notice of termination which may be given by either the Company or the Employee. It is understood that there are certain circumstances of termination under which the Employment Period (and Employee's obligation to render services) will end before the Term (and certain of the Company's obligations will end). Various provisions of this Agreement are intended to survive the expiration or termination of the Term or the Employment Period, including, without limitation, the provisions of Paragraphs 6.c., 6.d., 7 and 9 through 14, inclusive.

2.  DUTIES AND AUTHORITY OF EMPLOYEE.
    --------------------------------

     During the Employment Period, the Employee shall be President and Chief Operating Officer of the Company and shall devote his efforts to rendering services to the Company and its affiliates in such capacities. As President, the Employee shall have those powers and duties set forth in Article VI, Section 6.6, of the Company's By-laws, as amended, and all powers exercised by Employee in behalf of the Company in such position prior to the date of this Agreement. He shall undertake those assignments given him by the Chief Executive Officer of the Company. The Employee shall report only to the Chief Executive Officer of the Company and the Board of Directors of the Company (hereinafter "the Board"). Employee shall comply with ITT's Code of Conduct, as set forth in the so-called "red book" as of the date hereof.

3.  DIRECTORSHIP.
    ------------

     At each election during the Employment Period, ITT shall cause Employee to be one of management's candidates for election to, and Employee agrees to serve (if elected) on, the Board of Directors of the Company.

4.  PLACE AND FACILITIES OF EMPLOYMENT.
    ----------------------------------

     During the Employment Period, Employee's place of employment will be in the West Los Angeles area. Employee shall not be required to render any services hereunder outside of the West Los Angeles area except for business travel reasonably necessary in connection with the Company's business. During the Employment Period, Employee shall be furnished by the Company a private office consistent with his status and a private secretary of Employee's choice in the West Los Angeles area. The West Los Angeles area means an area bordered by Washington Boulevard on the south, La Brea Avenue on the east, Sunset Boulevard on the north, and Pacific Ocean on the west.

5.  EXCLUSIVITY.
    -----------

     It is understood that the Employee's employment during the Employment Period shall be on an executive basis, except that the Employee may, subject to the provisions of Paragraph 10 hereof, undertake or continue to conduct other business, civic, or charitable activities during the Employment Period if such activities do not materially interfere, directly or indirectly, with the duties of the Employee hereunder, or compete with any business of the Company; provided, however, that no additional outside business activities shall be undertaken without the prior consent of the Board. Notwithstanding the foregoing, nothing contained in this Employment Agreement shall be deemed to preclude Employee from owning not more than the lesser of one percent (1%) or $250,000 in market value of the publicly traded capital stock of an entity whether or not in competition with the business of the Company or its subsidiaries or affiliates or from carrying on activities normally incident to managing passive investments. Employee shall be deemed to be engaged in or concerned with a duty or pursuit which is contrary to any provision of this Agreement only if he has received written notice to such effect, setting forth with reasonable specificity the basis of such claim, from the Company and has not, within sixty (60) days from the date of his receipt of any such written notice, initiated steps to eliminate his engagement in or concern with such duties or pursuits as are specified in such notice as being contrary to this Agreement.

6.  COMPENSATION.
    ------------
     a.  Salary.
         ------

     (i) During the Employment Period, the Employee shall be paid a salary (herein "Salary"), which may be increased from time to time at the election of the Board or any committee of the Board to which such power has been delegated by the Board. Employee shall be entitled to annual salary reviews. As of the date of this Agreement, the annual rate of Employee's Salary shall be $665,882.

     (ii) On each August 1, beginning August 1, 1995, the Salary then effective shall be adjusted in accordance with two-thirds of the increase or decrease of the Consumer Price Index - United States City Average,

All Urban Consumers, All Items, published by the Bureau of Labor Statistics, U.S. Department of Labor (herein "CPI"), on such date with respect to the CPI for the preceding August 1. This "CPI Adjustment" shall be equal to two-thirds of the increase or decrease in the CPI as of a given August 1 with respect to the CPI for the preceding August 1, divided by the amount of the CPI on the preceding August 1, multiplied by the Salary as of such preceding August 1. The Salary for the ensuing fiscal year shall be the salary as of the previous August 1 (A) plus the CPI adjustment, in the case of an increase in the CPI since the previous August 1, and (B) minus the CPI Adjustment, in the case of a decrease in the CPI since the previous August 1. If at the time of any such adjustment such CPI shall no longer be published, the parties shall agree on an appropriate measure of the increase in cost of living. As of August 1 of any fiscal year, the Salary as adjusted pursuant to the foregoing provisions or by the Board at its election shall thereafter be the Salary under this Agreement.

     (iii) The Employee's Salary shall be paid in the same installments which prevail for other Senior Corporate Officers of the Company (in no event less frequently than monthly) or such other installments as are agreed upon between the Employee and the Company.

     b.  Bonus and Incentive Compensation.
         --------------------------------

     During the Employment Period, for each fiscal year the Employee shall be paid the greater of (x) the annual bonus amount calculated pursuant to Paragraph 6.b.(i)-(viii) or (y) the annual bonus amount calculated pursuant to Paragraph 6.b.(ix).

     (i) During the Employment Period, upon sign-off by the Company's auditors, Employee shall be paid incentive compensation (herein "Incentive Compensation") as provided in Paragraph 6.b.(viii) hereof, or, if Employee elects pursuant to Paragraph 6.b.(viii) hereof, Employee shall be paid Incentive Compensation for each fiscal year of the Company equivalent to six-tenths of one percent (0.60%) of the Incentive Income (as defined below) of the Company but not more than sixty percent (60%) of Employee's Salary earned during such fiscal year.

     (ii) For this purpose, "Incentive Income" shall mean the Consolidated Net Income of Caesars World, Inc. and subsidiaries for a particular fiscal year as certified by the Company's independent auditors for purposes of the Company's annual report to shareholders for such fiscal year (provided that, after the consumma-tion of the Offer pursuant to the Merger Agreement, the Incentive Income and the Incentive Net Worth, as defined below, shall be calculated based on the Company's continuing operations which existed immediately prior to such consummation and as if the transactions contemplated by the Merger Agreement had never taken place), after the following adjustments:

     A. Add back all amounts charged against Consolidated Net Income in respect of the following:
     I. The minority interest in earnings of any consolidated subsidiary, and taxes based upon or measured, in whole or in part, by income of the Company and its subsidiaries;

     II. The aggregate of net expense charges for all awards in the nature of incentive compensation and bonuses for all officers and assistant officers of the Company which were accrued for such fiscal year; and an amount equal to twelve percent (12%) of any deficit of Incentive Net Worth (as defined in (iii) below);

     III. All items characterized as Extraordinary Losses on the consolidated statement of income;

     IV. All charges against such income of any kind whatsoever resulting from either a write-up of Company assets as a result of a reorganization of the

Company or a revaluation of the Company assets as a result of an acquisition of the Company in a transaction constituting a "purchase transaction" under generally accepted accounting principles and any and all interest charges imposed upon the Company as a result of the use of Company assets or credit to finance any purchase by an outsider of the assets of the Company or of a majority or more of the stock of the Company; and

     V. All charges against income for items constituting unusual items under generally accepted accounting principles which are treated as "one-line" items for financial statement presentation purposes and which pertain to or arise out of a tender or exchange offer for Company stock, a consolidation or merger of the Company, or which pertain to or arise out of a recapitalization transaction or other corporate restructuring initiated by the Company.

     B. Subtract all amounts included in Consolidated Net Income in respect of the following:
     I. All amounts characterized as Extraordinary Gains on consolidated statements of income for the Company and its subsidiaries;

     II. An amount equal to twelve percent (12%) of Incentive Net Worth (as defined in (iii) below); and

     III. All increases in such income of any kind whatsoever resulting from a write-down of Company assets as a result of a reorganization of the Company or a revaluation of Company assets as a result of an acquisition of the Company in a transaction constituting a "purchase transaction" under generally accepted accounting principles.

     (iii) For this purpose, Incentive Net Worth shall mean, as applied to a particular fiscal year, the total Shareholders' Equity shown on the consolidated balance sheet for the Company and its subsidiaries as of the end of the preceding fiscal year, plus or minus the amount of any increase or decrease during a fiscal year, from the issue or the purchase of common or preferred stock or any distributions with respect to the Company's common or preferred stock. As to increases or decreases during a given year, the increase or decrease shall be appropriately adjusted by a proportion based on the number of days in the year prior to or after the increase or decrease, as the case may be. Increases in Shareholders' Equity during the year (or period of computation in the event of termination of Employee during a fiscal year) resulting from the issuance or vesting of stock bonus awards or the issuance of stock pursuant to the exercise of employee stock options or stock appreciation rights should not be taken into account in the computation for that year.

     (iv) Notwithstanding the foregoing, in the event that any incentive plan for Senior Corporate Officers (i.e., those officers of the corporation subject
                               ----
to the jurisdiction of the Audit and Compensation Committee) uses a lower percentage of net worth than twelve percent (12%) or a more favorable definition of Incentive Income or Net Worth, or the equivalent, Employee's Incentive Compensation shall be calculated using such more favorable definitions.

     (v) In the event the Employment Period or the Term expires or terminates before the end of a given fiscal year for any reason whatsoever or Employee becomes subject to a Disability during a given fiscal year of the Employment Period, the Incentive Compensation for such fiscal year shall be computed based on the actual operating results of the Company to the end of the month preceding the effective day of termination or the date of Disability (the "Computation Period") and the twelve percent (12%) item in Paragraph 6.b.(ii)B. above (or any substituted rate) shall be reduced by one percent (1%) (or 1/12 of such rate if the then effective rate shall be less than twelve percent (12%)) for each month less than twelve (12) in the Computation Period. Incentive Compensation shall vest monthly as earned even though calculation by the Company's auditors may not be completed until a later date and payment is not made until after such calculations can be completed.

     (vi) In the event of any acquisitions by the Company during the Employment Period, the Company and Employee will renegotiate the provisions of this Paragraph 6.b. so as to modify the applicable formula to produce a reasonable and fair result consistent with the previous formula but taking into account the acquisition.

     (vii) Notwithstanding the foregoing, in computing "Incentive Income" and "Incentive Net Worth", as defined herein, charges or equity adjustments related to or arising from the transactions contemplated by the Merger Agreement, including, without limitation, with respect to deferred compensation or the lapsing of restrictions on restricted shares of the Company's common stock, shall not be taken into account.

     (viii) As to any particular fiscal year of the Company, unless Employee elects in writing, prior to the later to occur of (x) August 31 of such fiscal year or (y) the tenth business day following his receipt of notice of the Company's adoption of the Senior Corporate Executive Incentive Plan (or its successor) for such fiscal year, to make this Paragraph 6.b. applicable for such year, Employee shall instead automatically participate in the Senior Corporate Executive Incentive Plan of the Company, or any successor plan thereto, and this Paragraph 6.b. shall not apply for such year. Such an election as to any particular year will only be applicable to that year and, absent a similar agreement for any later year, this Paragraph 6.b. shall not apply to such later year.

     (ix) During the Employment Period, the Employee shall be paid an annual bonus for each fiscal year of the Company based on an $380,000 target bonus, with a pay-out varying between 0% and 150% of the target bonus. The percentage pay-out shall be determined by the degree to which pre-established performance goals based on the Company's budgeted operating cash flow and improvements thereto are attained.

     c.  Other Benefits.
         --------------

     (i) After the consummation of the Offer pursuant to the Merger Agreement and throughout the rest of the Employment Period, ITT will recommend to the committee administering the 1994 ITT Corporation Incentive Stock Plan (the "ITT Plan") that the Employee shall receive an annual grant of a stock option for 20,000 shares of common stock ($1 par value) of ITT pursuant to the ITT Plan. The first such grant shall be made as of the day immediately following such consummation. The options shall have an exercise price per ITT share equal to the fair market value of an ITT share on the date of grant. The options shall become exercisable as to two-thirds (2/3's) of the underlying ITT shares when the trading price of an ITT share equals or exceeds a dollar amount which is twenty-five percent (25%) over the exercise price per ITT share for ten consecutive trading days and shall become fully exercisable at the earlier of
(x) the date when the trading price of an ITT share equals or exceeds a dollar amount which is forty percent (40%) over the exercise price per ITT share for ten consecutive trading days or (y) the earlier of the fifth (5th) anniversary of the date of grant or the "Wrongful Termination" of the Employee's employment, as defined in this Agreement. The term of the options shall be nine years.

If the Employee voluntarily terminates his employment hereunder within the first year after the effective date hereof, he shall have 30 days after such termination to exercise his options which are exercisable at the time of such termination and his options which are unexercisable at the time of such termination shall be forfeited. After such first year of employment hereunder, if the Employee is eligible to receive immediate retirement benefits under either an Executive Security Plan of the Company or an ITT pension plan, any termination of employment (except a termination for "cause" as defined in this Agreement) shall be treated as a retirement under the ITT Plan which entitles him, whether or not his options are exercisable on the date of such termination, to exercise all of his options within five years of such termination (or within their original term, whichever is shorter) and such options shall continue to vest after such termination in accordance with their terms. After such first year of employment hereunder, if the Employee's employment is terminated for "cause" as defined in this Agreement, he shall have 30 days after such termination to exercise his options which are exercisable at the time of such termination and his options which are unexercisable at the time of such termination shall be forfeited.

     (ii) The Employee shall, to the extent deemed appropriate by the Board (or any applicable committee of the Board), participate at a level consistent with his rank in profit sharing, stock appreciation right, stock bonus, stock option, deferred compensation, and other similar benefits which are made available to executives employed by the Company during the Employment Period. Also, during the Employment Period, Employee shall continue to participate in all fringe benefits and perquisites now furnished Employee and (subject to the terms of any such plan) in the Executive Security Plan and Individual Retirement Plan, and shall participate consistent with his rank in any retirement plan or other fringe benefits or perquisites hereafter adopted by the Company and made applicable to its officers. Further, during the Employment Period, the Company will provide, at its expense, life, business travel, disability, medical, dental and hospitalization insurance for the Employee and his dependents in amounts and on terms as favorable as those provided for any other officer of the Company.

     d.  Retirement Benefits.
         -------------------
     (i)  Supplemental Retirement.
          -----------------------

     In addition to any retirement benefits which the Company shall provide to Employee under the terms of any retirement plan currently existing or which the Company shall adopt during the Employment Period, the Company shall pay Employee (or Employee's beneficiaries) an annual retirement benefit equal to the product of (A) two percent (2%) times the number of years of Continuous Employment (as defined in the Executive Security Plan of the Company as of the date hereof) after July 31, 1985 (but not more than the aggregate of sixty percent (60%)) and
(B) the average Incentive Compensation accruing to Employee for all years of Continuous Employment beginning after July 31, 1985 (i.e., beginning with the
                                                     ----
Incentive Compensation paid for the fiscal year ended July 31, 1986). Payment of the annual retirement benefit under this Paragraph 6.d.(i) shall commence on the first day of the first month following Employee's sixty-fifth birthday or upon Employee's retirement from employment with the Company, whichever shall occur later. The annual retirement benefit shall be payable in monthly installments for the life of Employee but not less than ten (10) years in any event; and if Employee shall die before the expira-tion of such ten (10) year period, the remaining payments shall be paid to the Beneficiary of Employee as designated under the Executive Security Plan of the Company. If Incentive Compensation for any given fiscal year is taken into account in computing retirement benefits for Employee under any retirement plan of the Company (other than pursuant to this Paragraph 6.d.(i)), the amount of the accrual under this Paragraph 6.d.(i) shall be reduced on the basis of actuarial equivalence by the benefit given to, or contribution in behalf of, Employee under such other plan based on the Incentive Compensation of Employee for that fiscal year.

     (ii)  Trust Fund Protection.
           ---------------------

     At any time (a) that the consolidated shareholder equity of the Company shall be below $150 million, (b) within thirty (30) days preceding the end of the Term or at any time thereafter or (c) at any time within thirty (30) days preceding the date Employee ceases to be the Chief Executive Officer and Chairman of the Board of Directors of the Company or at any time thereafter, Employee by notice to the Company may require that the Company establish a trust account with a bank or financial institution (the "Trustee") mutually acceptable to Employee and the Company and that the Company deposit in such account an amount necessary to pay all retirement benefits of Employee and Employee's beneficiaries provided under this Agreement and the Executive Security Plan of the Company (or any other unfunded retirement plan of the Company (or any other unfunded retirement plan hereafter adopted by the Company). The Company shall continue to make additional payments to the Trustee on an annual basis during the Term of this Agreement to the extent required in order to maintain in the account sufficient funds to cover the anticipated benefits to Employee and Employee's beneficiaries. Under the terms of the trust agreement, the trust fund and the required retirement benefit payments to Employee and his beneficiaries in behalf of the Company shall be subject to the claims of the Company's creditors. To the extent that the trust fund is insufficient to make the full payment that Employee or Employee's beneficiaries are entitled to under this Agreement and any other retirement plan of the Company, the Company shall pay the difference from its general assets. Any excess funds remaining in the trust fund upon termination of all of the Company's obligations to Employee and any of his beneficiaries under this Paragraph 6.d. and any other retirement plan of the Company in which Employee participates, shall revert to the Company. To the extent that implementation of this subparagraph will adversely affect the deferral of taxation of Employee with respect to the accrual of retirement benefits on behalf of Employee, this Paragraph 6.d.(ii) shall be deemed void.

     (iii) Upon the first to occur of (x) the expiration of the Term or (y) termination of the Term or the Employment Period other than under Paragraph 9.a., and continuing until one year after the death of Employee, the Company will provide Employee and his dependents with medical, dental and hospitalization insurance equivalent to that provided Senior Corporate Officers of the Company or any parent corporation of the Company, provided Employee has at the time of expiration or termination attained the age when Employee would be first eligible for early retirement under the Executive Security Plan assuming all other requirements under such plan were fulfilled at such time. Such insurance shall be provided through the plans of the Company or, if this is not practical, the Company shall directly pay all such expenses on the same basis as if Employee had been included in such plans. To the extent Employee obtains other employment (and Employee shall be under no obligation to do so under this Paragraph 6.d.(iii)), insurance obtained as a result of such other employment shall be the first line of insurance and insurance provided under this provision shall only be supplementary. Also, to the extent Employee is entitled to insurance under Medicare or its equivalent, the insurance under this provision shall be only supplementary or second line to the extent allowed by law.

     e.  Withholding.
         -----------
     All compensation shall be subject to normal required withholdings.

7.  VACATIONS.
    ---------

     Employee shall accrue vacation time at the rate of one and two thirds (1 2/3) days per month of service during the Employment Period, provided, however, at no time shall more than sixty (60) days be accrued and during any period that the cumulative accrual is at this sixty (60) day level, no additional vacation time shall accrue. At Employee's option, vacation may be taken, either in whole or in part, consecutively or not, in the year that Employee's entitlement to that vacation accrues or, if unused during such year, such vacation time shall be carried over (subject to the sixty (60) day maximum accrual) and may be used in any subsequent year during the Employment Period, provided that no more than sixty

(60) days of vacation may be taken in any calendar year. Upon termination of Employee's employment with the Company for any reason whatsoever, Employee shall be paid his Salary or all unused then accrued vacation at the Salary rate then existing up to the maximum accrual of sixty (60) days.

8.  EXPENSES.
    --------

     The Company will reimburse Employee for all expenses reasonably incurred by Employee in the performance of his duties under this Agreement. Reimbursement shall be made in accordance with the practices and requirements generally applied by the Company in connection with reimbursement of expenses incurred by its employees. It is understood that the Company will pay to Employee an automobile allowance providing the equivalent of availability to Employee of a car of comparable level of quality as presently being operated by Employee under an automobile allowance from the Company. The Company also will pay for the insurance, operating, maintenance and repair of such car (including gasoline and oil) or a car used by Employee in lieu of a furnished car if Employee elects the automobile allowance. The allowance and all payments with respect to the automobile will be grossed-up for tax purposes in accordance with Company practices as they exist as of the date of this Agreement. Employee may from time to time also incur certain expenses on behalf of the Company or in furtherance of its business for which reimbursement may not be made under Company policy or practices.

9.  TERMINATION OF EMPLOYMENT PERIOD AND/OR AGREEMENT.
    -------------------------------------------------
     a.  Termination by the Company for Cause.
         ------------------------------------

     (i) The Company may at any time, at its election, terminate the Employment Period and the Term prior to the Term's expiration because of the following causes: (A) willful misconduct by the Employee in the performance of his duties under this Agreement or his habitual neglect of such duties, (B) failure of the Employee to obtain or retain any permits, licenses or approvals which shall be required by any state or local authorities where the failure to obtain such license will result in the loss of a material license or franchise held by the Company (or a subsidiary thereof), or (C) a willful breach by the Employee of any of the material terms of this Agreement.

     (ii) Any such termination shall be effective only if notice is given to Employee not later than ninety (90) days following the event, transaction, or occurrence giving rise to such right of termination, or if later, ninety (90) days after the Company first discovers that such event, transaction, or occurrence has taken place. Also, any such termination under
(A) through (C) of Paragraph 9.a.(i) may only occur if all of the following are demonstrated by the Company: (x) the failure, breach or action directly materially adversely affects the Company (except in the event of a termination under Paragraph 9.a.(i)(B)), (y) the failure, action or breach by Employee was in bad faith and lacking in a good faith belief that it was in or at least not opposed to the Company's interest (except in the event of a termination under Paragraph 9.a.(i)(B)), and (z) the Company gave notice to cure to Employee and Employee failed to cure within thirty (30) days after notice thereof or, if a cure was not possible within thirty (30) days, failed to take all practical action within such period leading to a cure.

     (iii) (A) In the event that the Company elects to terminate the Employment Period and the Term for cause pursuant to the foregoing provisions of this Paragraph 9.a., the termination shall not be effective and the Agreement (including, without limitation, Paragraphs 9.d. and 9.e.) shall continue in full force and effect until the issuance of an arbitration award affirm-ing the Company action. Without limiting the generality of the foregoing, the Company shall continue to pay Employee's then current Salary and Incentive Compensation as specified in Paragraph 6. of this Agreement and shall continue all other benefits until the issuance of such arbitration award.

     (B) Such arbitration shall be held in Los Angeles, California in accordance with the rules of the American Arbitration Association (except as otherwise provided in this Paragraph 9.(iii)(B)) within ninety (90) days following receipt by the Employee of the notice to cure under Paragraph 9.a.(ii) above. Any decision by the arbitrator shall be final and binding on the parties and all successors in interest. Judgment upon an award of the arbitrator may be entered in any court of competent jurisdiction. Employee shall cooperate with the Company in effecting such an accelerated arbitration. The Company shall make available to Employee any and all documents requested by the Employee for purposes of defending such arbitration and allow Employee or Employee's representatives access to any and all Company records and personnel for such purpose. The Company will produce any such records and personnel at the arbitration to the extent requested by Employee. Notwithstanding the foregoing, the arbitration shall not be commenced until Employee has had a reasonable opportunity to have the matter investigated and his case prepared by any representatives; however, the Employee shall use his best efforts to complete his presentation within the above stipulated ninety (90) day period. The Company will pay all Employee's reasonably incurred legal expenses and other costs in presenting the matter and all costs of the arbitrator.

     (C) In the event that the arbitrator shall decide in favor of the Company, Employee shall repay all Salary earned by Employee following the expiration of the 30-day cure period under Paragraph 9.a.(ii)(z) above. As to Incentive Compensation in the event that the arbitration results in a judgment in favor of the Company, for purposes of Paragraph 6.b.(v) of this Agreement, the effective day of termination shall be the date of the expiration of the cure period in Paragraph 9.a.(ii)(z) and to the extent Employee has received any payment of Incentive Compensation pertaining to the Incentive Compensation accruals after such date, Employee shall repay the same to the Company upon demand. Notwithstanding anything in this Paragraph 9.a.(iii), the Company may suspend Employee upon the expiration of the cure period specified in Paragraph 9.a.(ii)(z) pending the outcome of arbitration; however, as stated above, Employee shall continue to receive Salary, Incentive Compensation, and all benefits during such suspension subject to Employee's obligation to repay Salary and Incentive Compensation in the event the arbitration decision is against Employee as set forth above. Employee shall be allowed to retain benefits in all events.

     (iv) In the event that there is a termination of the Employment Period and the Term by the Company under this Paragraph 9.a. and the cause is solely the cause described under Paragraph 9.a.(i)(B) above and not within either Paragraph 9.a.(i)(A) or (C), Employee shall be entitled to severance pay equivalent to one
(1) year's Salary payable within five (5) days of the effective date of termination, and to the continuation of all fringe benefits and insurance described in Paragraph 6.c. for a one (1) year period following such termination (which continuation shall not, however, duplicate insurance already provided by Paragraph 6.c. for such period), provided, that the actions of employee leading to the loss of license were in the good faith belief that his actions were for the benefit of and in the best interests of the Company and not in violation of any law and that such payments are not in violation of law, and, provided further, that Employee used his best efforts to obtain or retain (as the case may be) such license.

     b.  Disability.
         ----------

     In the event that Employee shall become subject to a Disability (as defined below) during the Employment Period, the Incentive Compensation shall stop accruing and the Salary payable to Employee shall be reduced to fifty percent (50%) of the Salary in effect at the date of the Disability. Such reduced compensation shall continue until the termination of Employee's Disability, the expiration of the Term, or the expiration of thirty (30) months from the inception of the Disability, whichever occurs first. During any such period of Disability, the Company shall also keep in force for the benefit of Employee and Employee's dependents all life, health and medical insurance policies maintained for Employee's benefit under the terms of this Agreement and Employee shall be considered to be employed for purposes of the vesting and accrual of benefits of all other plans and programs of the Company in which Employee is a participant and which vest or accrue benefits over a period of time, except Incentive Compensation. Notwithstanding the foregoing, the Company shall not be required to add Em-ployee to any new bonus, profit sharing, stock bonus, stock option, deferred compensation, and other similar plans or make any new awards to Employee under this Agreement with respect to such new or presently existing plan during the period of such Disability. All Salary payments pursuant to this Paragraph 9.b. due to Employee under its terms shall be reduced by any disability payments made in accordance with any existing disability program or disability insurance of the Company. For purposes of this Agreement, Employee shall be deemed to have become subject to a Disability (herein "Disability") if, because of ill health or physical or mental disability, Employee shall be unable to perform his duties and responsibility to the extent reasonably necessary for Employee to give the Company substantially the value of his services for a consecutive one hundred and eighty (180) day period and upon the completion of such one hundred and eighty (180) day period, either the Company or the Employee shall have given written notice to the other of such party's election that Employee be treated as subject to a Disability. The date of such Disability shall be the third calendar day immediately following transmittal of such written notice of Disability.

     If, because of ill health or physical or mental disability, Employee shall be unable to perform his duties and responsibility to the extent reasonably necessary for Employee to give the Company substantially the value of his services for a consecutive sixty (60) days, the Company, in its sole discretion (but in consultation with the Employee to the extent practicable), may appoint temporarily an Acting President and/or Acting Chief Operating Officer; provided, however, that if the Employee becomes able to provide such services again during the Term of this Agreement, he shall replace the Acting President and the Acting Chief Operating Officer and resume acting as President and Chief Operating Officer of the Company.

     If, because of ill health or physical or mental disability, Employee shall be unable to perform his duties and responsibility to the extent reasonably necessary for Employee to give the Company substantially the value of his services for a consecutive three-hundred-sixty-five (365) days, if the Employee's personal physician and a physician selected by the Company shall unanimously determine that the Employee will be subject to a Disability for the remainder of the Term (or, if they shall be unable to agree, they shall mutually agree upon a third physician who shall make a determination as to whether the Employee will be subject to a Disability for the remainder of the Term), then the Company may, in its discretion, remove the Employee from the positions of both President and Chief Operating Officer, and the Employee shall have no right to treat such removal as a "Wrongful Termination".

     c.  Death.
         -----

     The Term and the Employment Period will automatically terminate upon the death of the Employee; however, the Company will pay death benefits equal to fifty percent (50%) of Employee's Salary at his death to Employee's surviving spouse for twelve (12) months after Employee's death or so long as the spouse survives Employee, whichever ends first, and there shall be full acceleration of vesting or exercisability upon death of all outstanding unvested stock options and stock awards including, without limitation, those awards under the Key Employee Stock Bonus Plan, the Key Employee Stock Grant Plan, Key Employee Incentive Share Grant Agreement or any similar stock plans or agreements of the Company (whether such awards are made before or after the date of this

Agreement) and delivery to the appropriate person of all stock pursuant to terms of any such plans or agreements.


     d.  Termination by the Company (without Cause).
         ------------------------------------------
     (i)  Wrongful Termination Described.
          ------------------------------

     A.  Wrongful Termination.  Notwithstanding the foregoing, if during the
         --------------------
Employment Period Employee is not reelected to, or is removed from, the position of either Chairman of the Board or Chief Executive Officer other than for cause as provided in Paragraph 9.a. above, or if the Company otherwise materially breaches this Agreement and fails to complete the cure of such breach within thirty (30) days after notice from Employee, then, at any time within three (3) months after the date upon which Employee is removed from either such position or the breach date, as the case may be, Employee may elect by notice in writing to the Secretary of the Company to treat the situation as a "Wrongful Termination" of Employee's employment by the Company effective one (1) week after the notice and to discontinue his obligations to perform services hereunder. The Employment Period shall end at such effective date.

     B.  Arbitrated Determination of Company Breach.  If Employee believes the
         ------------------------------------------
Company has materially breached this Agreement, then, in lieu of electing to notify the Secretary of the Company to treat the situation as Wrongful Termination, Employee may request an arbitra-tion to determine whether the Company has in fact materially breached this Agreement. The arbitration shall be conducted under the rules of Paragraph 9.a.(iii)B. and all provisions of Paragraph 9.a.(iii)B. shall apply, including without limitation the Company's obligation to pay legal and other expenses and costs of Employee and the arbitration costs. Employee shall continue to perform his services for the Company pending the decision of the arbitrator and shall receive all Salary, Incentive Compensation and benefits for such period. If the arbitrator shall decide for Employee, Employee shall have two (2) months after such decision to elect by written notice to the Company to treat the breach as a Wrongful Termination under this Paragraph 9.d. as provided in 9.d.(i) above. The arbitration requested by Employee shall be binding on both Employee and the Company as to the matters submitted to arbitration.

     (ii)  Employee's Obligations after Wrongful Termination.  In the event of a
           -------------------------------------------------
Wrongful Termination, Employees' obligations under Paragraph 2 shall cease as of the date notice of such termination is given; provided, however, that all payments and benefits provided to

Employee hereunder because of a Wrongful Termination shall be upon the condition of, and partly in consider-ation for, Employee's continued compliance with any covenants in this Agreement which by their terms apply during the Term of thereafter.

     (iii)  Payments and Benefits to Employee after a Wrongful Termination.  In
            --------------------------------------------------------------
the event of a Wrongful Termination upon or after a Change in Control, certain additional payments and benefits to Employee are provided under Paragraph 9.e.(iii). In the event of any Wrongful Termination, the Company shall pay the Employee (i) within five (5) days of the date notice of such termination is given, any amounts which have become payable under other provisions of this Agreement or other obligations of the Company to Employee which have accrued but have not yet been paid, including without limitation Salary earned prior to the date the notice is given and compensation for unused vacation, and (ii) in accordance with the other provisions of this Agreement, all entitlements of Employee, including without limitation entitlements under Paragraphs 6.b.(v), 6.d., 13, and 14. Accrued Incentive Compensation shall be paid in accordance with the provisions of this Agreement or the Corporate Executive Incentive Plan (or its successor), which-ever is applicable. The Company shall also be obligated as follows:

     A. Within five (5) days following the date notice of such termination is given, the Company shall pay the Employee an amount equal to the present value of the sum of (x) all Salary then unearned for the balance of the Term (without consideration of cost of living increases) plus (y) the present value of an amount determined by multiplying the number of years and fractional years to the nearest month then remaining in the Term times the amount of Incentive Compensation earned by Employee for the last full fiscal year of the Company preceding the date of termination. In making this present value calculation the projected Incentive Compensation shall be assumed to be earned pro rata over the remaining Term. For this purpose, the rate used for the determination of the present value shall be the average of the five (5) year treasury note rates effective at the end of each of the six (6) calendar months immediately preceding the month in which the termination of employment occurs. If Employee agrees to take a ten percent (10%) reduction in the amount otherwise payable under this Paragraph 9.d.(iii)A. for the present value of Salary and Incentive Compensation with respect to the remaining Term, Employee shall have not duty to mitigate damages following a Wrongful Termination by the Company, and the Company shall not be entitled to any reduction of its obligations under this Agreement or repayment from Employee by virtue of any subsequent employment of Employee except as set forth below in Paragraph 9.d.(iii)C. below.

     B. During the remaining Term, the Company shall keep in force for the benefit of Employee and Employee's dependents all life insurance policies maintained for Employee's benefit under the terms of this Agreement and fulfill its automobile obligations under Paragraph 8. During such period the Company shall not be required to add Employee to any new profit sharing, stock bonus, stock option, bonus, deferred compensation and other similar plans or make any awards to Employee under this Agreement with respect to new or old plans of such nature. In the event of a Wrongful Termination, all existing stock options and any awards under the Key Employee Stock Grant Plan, Key Employee Incentive Share Grant Agreement or any similar stock plans or agreements of the Company (whether made before or after this Agreement) not otherwise exercisable or vested under its terms shall be immediately exercisable or vested in full upon such termination (i.e., upon the giving of the Employee's notice of termination specified in Paragraph 9.d.(i)A. or B. above) and shall thereafter be exercisable or vested in full pursuant to the terms of such stock option or other awards.

     C. Notwithstanding Paragraph 9.d.(iii)B., any life insurance afforded Employee under this Agreement shall be only supplementary or secondary to any such protection provided by other employment or through Medicare.

     e.  Employee's Additional Election and Rights after a Change in Control.
         -------------------------------------------------------------------
     (i)  Employee's Right to Elect Termination after a Change in Control.
          ---------------------------------------------------------------

     A.  Permitted Period for Elective Termination.  In the event of a Change in
         -----------------------------------------
Control, Employee shall have the right to elect to terminate the Employment Period (and his obligation to render services under this Agreement) by notice in writing to the Secretary of the Company within twelve (12) months after the Change in Control.

     B.  Payments and Benefits to Employee after Elective Termination.  If the
         ------------------------------------------------------------
Employee elects termination under Paragraph 9.e.(i)A., the Company (i) shall pay Employee, upon receipt of such notice of termi-nation, any amounts which have become payable under other provisions of this Agreement or other unpaid obligations of the Company which have then accrued, but have not yet been paid, including without limitation Salary and Incentive Compensation earned prior to the date notice is given and compensation for unused vacation, and (ii) shall provide, in accordance with the other provisions of this Agreement, all entitlements of Employee, including without limitation entitlements of Employee under the provisions of Paragraph 6.b.(v), 6.d., 13, and 14. The Company shall also pay to the Employee (or there shall automatically be paid or delivered in the case of Paragraph 9.e.(i)(B)(y) below):

     (w) benefits described in the first sentence of Paragraph 9.d.(iii)B. to be provided for the greater of period (A) or (B) described in Paragraph 9.e.(i)B.(x), in accordance with the provisions of Paragraphs 9.d.(iii)B. and C. as if the termination were a Wrongful Termination,

     (x) upon the effective date of termination of Employee's employment, as severance pay, a lump sum amount equal to the present value of the aggregate of the remaining amount of Salary and Incentive Compensation provided with respect to the greater of (A) the remaining

Term (as if he had continued to render services for the duration of the Term, but without consideration of cost of living increases) or (B) two (2) years, calculated (in the case of either (A) or (B)) in accordance with Paragraph 9.d.(iii)A. above, including (if Employee agrees) the reduction by 10% in lieu of mitigation,

     (y) except as otherwise specified herein, full acceleration of vesting or exercisability upon notice of termination of all outstanding unvested stock options and stock awards including, without limitation, those awards under the Key Employee Stock Bonus Plan, the Key Employee Stock Grant Plan, Key Employee Incentive Share Grant Agreement or any similar stock plans or agreements of the Company (whether such awards are made before or after the date of this Agreement) and delivery to Employee of all stock pursuant to terms of any such plans, and

     (z) notwithstanding any other provision hereof, within five (5) days following the date notice of such termination is given, in lieu of any benefits payable under the Company's Executive Security Plan ("ESP"), a lump sum equal to the Termination Benefit as defined in the ESP and computed in accordance with the ESP provisions with the following assumptions: (i) as if the ESP had no forfeiture provisions provided in Section 5.3 thereof, and (ii) as if the Employee had continued to be employed by the Company for the greater of period (A) or (B) described above in Paragraph 9.e.(i)B.(x); provided, however, that, if any part (or all) of such lump sum shall not be paid, either pursuant to the "Contingent Severance Agreement" (the agreement by that name between Employee and the Company, dated as of the same date hereof as amended from time to time) or pursuant to this Agreement (whether as the result of the application of Paragraph 9.e.(i)C. or otherwise), the Employee shall remain entitled to whatever benefits (if any) the ESP, by its own terms, grants the Employee and the Employee shall be paid such benefits in accordance therewith after reduction for any amount paid pursuant to the Contingent Severance Agreement or this Paragraph 9.e.(i)B.(z).

     C.  Contingent Limitation on Amounts.  (w) Notwithstanding any other
         --------------------------------
provisions of this Agreement or any other agreement, plan or arrangement, in the event that any payment or benefit received or to be received by Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any other plan, arrangement or agreement with the Company, or any other plan, arrangement or agreement with any person whose actions result in a Change in

Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called "Total Payments") would not be deductible (in whole or in part) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), by the Company, an affiliate or other person making such payment or providing such benefit, then the portion of the Total Payments payable pursuant to this Agreement shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the parachute excise tax (the "Excise Tax") imposed by Section 4999 of the Code (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement) if (A) the net amount of such Total Payments, as so reduced (and after deduction of the net amount of Federal, state of local income tax on such reduced Total Payments) is greater than (B) the excess of (i) the net amount of such Total Payments, without reduction (but after deduction of the net amount of Federal, state and local income tax on such Total Payments), over (ii) the amount of Excise Tax to which the Employee would be subject in respect of such Total Payments. Any reduction of the Total Payments shall be made in one of the two alternative orders set forth in Paragraph 9.e.(i)C.(x) hereof.

     (x) If the Total Payments all become payable at approximately the same time, (i) the benefits under Paragraph 9.e.(i)B.(w) (or under the first sentence of Paragraph 9.d.(iii)B., if applicable) shall first be reduced (if necessary, to zero), (ii) the payment pursuant to Paragraph 9.e.(i)B.(z) (or pursuant to Paragraph 9.e.(iii)(x), if applicable) shall next be reduced (if necessary to zero), (iii) acceleration of vesting of awards under stock options, the Key Employee Stock Bonus Plan, Key Employee Stock Grant Plan, Key Employee Incentive Share Agreement or any similar stock plan or agreement of the Company and severance pay under Paragraph 9.e.(i)B.(x) (or payments under Paragraph 9.d.(iii)A., if applicable) shall next be reduced (if necessary to zero), and
(iv) other portions of the Total Payments shall be reduced as necessary. If the Total Payments do not become due and payable at the same time, the respective Total Payments shall be paid in full in the order in which they become payable until any portion thereof would not be deductible, and such portion (and any subsequent portions) of the Total Payments shall be reduced to zero.

     (y) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total
Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of termination shall be taken into account;
(ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Employee does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (iii) in calculating the Excise Tax, the payments in Paragraphs 9.e.(ii)B.(w) through (z) (or Paragraph 9.d.(iii)A. through B. and Paragraph 9.e.(iii)(x), if applicable) shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses 9.e.(i)(C)(y)(i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions because of
Section 280G of the Code, in the opinion of tax counsel referred to in clause 9.e.(i)(C)(y)(ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. Prior to the earliest payment date set forth in Paragraph 9.e.(i)B. (or Paragraph 9.d.(iii) and 9.e.(iii), as applicable), the Company shall provide the Employee with its calculation of the amounts referred to in this Paragraph 9.e.(i)C and such supporting materials as are reasonably necessary for the Employee to evaluate the Company's calculations. If the Employee objects to the Company's calculations, the Company shall (on or prior to the applicable payment date) pay to the Employee such portion of the amounts payable pursuant to this Agreement (up to one hundred percent (100%) thereof) as the Employee determines is necessary to result in the Employee's receiving the greater of the amounts in clauses (A) and (B) of Paragraph 9.e.(i)C(w).

     D.  Employee's Obligations after Elective Termination.  If Employee elects
         -------------------------------------------------
to terminate his obligations to render services under this Agreement pursuant to Paragraph 9.e.(i)A., his obligations under Paragraph 2 shall cease as of the date notice of such termination is given. Employee agrees that all payments made because of such elective termination shall be upon the condition of, and partly in consideration for, his continued compliance with any covenants under Paragraph 11 of this Agreement which by their terms apply during the Term or thereafter.

     (i)  Agreement in Full Effect after a Change in Control.  Upon and after a
           --------------------------------------------------
Change in Control, until and unless Employee makes a written election pursuant to Paragraph 9.e.(i)A., this Agreement shall continue in full force and effect, in accordance with all the provisions hereof.

     (ii)  Additional Payments and Provisions after Wrongful Termination upon
            ------------------------------------------------------------------
or after a Change in Control.  In the event of a Wrongful Termination upon or
- ----------------------------
after a Change in Control (or upon or after the occurrence of any other event which constitutes a change in ownership or effective control of the Company or in the ownership of its assets, or which would be deemed to be such a change under Section 280G of the Internal Revenue Code of 1986, as amended, or the regulations or other legal authority developed thereunder), the Company shall provide Employee with the payments and benefits required by Paragraph 9.d.(iii) and the following shall apply:

     (x) notwithstanding any other provisions hereof, in lieu of any benefits payable under the

Company's Executive Security Plan ("ESP"), the Company shall pay, within five 95) days following the date notice of such termination is given, a lump sum equivalent to the Termination Benefit as defined in the ESP and computed in accordance with the ESP provisions with the following assumptions: (i) as if the ESP had no forfeiture provisions provided in Section 5.3 thereof, and (ii) as if the Employee had continued to be employed by the Company for the Term; provided, however, that, if any part (or all) of such lump sum shall not be paid, either pursuant to the Contingent Severance Agreement or pursuant to this Agreement, the Employee shall remain entitled to whatever benefits (if any) the ESP grants the Employee (such benefits to be reduced by any amount paid pursuant to the Contingent Severance Agreement or this Paragraph 9.e.(iii)(x)) and the Employee shall be paid such benefits in accordance therewith; and

     (y)   Section 5.3 of the ESP shall be void as to Employee.

     (iv)  Offset of Certain Amounts.  Notwithstanding the provisions of
           -------------------------
Paragraphs 9.d. and 9.e., any payments or benefits to Employee pursuant to Paragraph 9.d.(iii)A.-C., 9.e.(i)B.(w)-(z) or 9.e.(iii)(x)-(z), shall be reduced by any amounts the Company may have previously paid Employee for the same items pursuant to Section 6(A) of the Contingent Severance Agreement.

10.  RESTRICTION OF COMPETITION.
     --------------------------

     During the Term the Employee will not, as an officer, director, employee, or consultant, work for, or participate in, the activities of any firm or person which is engaged (a) in the operation of a casino in the continental United States, or (b) in any other line of business which is the same, or substantially the same, as a line of business from which the Company and its subsidiaries at the time, and at such, if any, earlier time as this Agreement is terminated, derive at least twenty-five percent (25%) of their consolidated revenue, and which is engaged in significant competition with the Company or any of its subsidiaries. For the purpose of this Paragraph 10, the term "line of business" shall mean a group of products or services treated as a line of business by the Company in its most recent annual report (or most nearly similar report) filed with the Securities and Exchange Commission. Employee's fulfillment of obligations under this provision are a condition to the Company's obligations under Paragraph 9. The Company, in its sole discretion, may waive this Paragraph 10 to expand the class of companies with which Employee could mitigate damages under Paragraph 9 above. Employee's obligations under this Paragraph 10 shall terminate immediately upon any Wrongful Termination of Employee by the Company or upon a Change in Control.

11.  CONFIDENTIAL INFORMATION.
     ------------------------

     The Employee will not, during or after the Term, disclose to any firm or person any information, including, but not limited to, information about customers or about the design, manufacture or marketing of products or services, which is treated as confidential by the Company and to which the Employee gains access by reason of his position as an employee of the Company.

12.  RIGHT TO INJUNCTIVE RELIEF.
     --------------------------

     The Employee acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if the Employee breaches any of his obligations under Paragraph 10 and 11 above. Accordingly, the Employee agrees that the Company shall be entitled, in addition to, and not in lieu of any other available remedies, to seek and obtain injunctive relief against any breach or prospective breach by the Employee of the Employee's obligations under Paragraphs 10 and 11 in any Federal or state court sitting in Los Angeles County in the State of California or, at the Company's election, in Clark County of the State of Nevada or in such other state as may be the state in which the Employee maintains his principal residence or his principal place of business. The Employee hereby submits to the jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agrees that process may be served by registered mail, addressed to the last address of the Employee known to the Company, or in any other manner authorized by law.

13.  LIABILITY INSURANCE.
     -------------------
     a.  Insurance
         ---------

     Subject only to the provisions of Paragraph 13.b. below, the Company hereby agrees that, so long as Employee shall continue to serve as a director, officer, employee or consultant of the Company (or shall continue at the request of the Company to serve as a director, officer, employee, partner, consultant, or agent of another corporation, partnership, joint venture, trust or other enterprise) and thereafter so long as Employee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative by reason of the fact that Employee was a director, officer, or employee, of the Company (or served in any of said other capacities), the Company will purchase and maintain in effect for the benefit of Employee one or more valid, binding and enforceable policy or policies of directors and officers insurance providing, in all respects, coverage at least comparable to that presently provided pursuant to the directors and officers insurance presently available to the Company ("the Insurance Policies").

     b.  Limitation On Company Obligation
         --------------------------------

     The Company shall not be required to maintain the Insurance Policies in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the then Board either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

14.  INDEMNITY.
     ---------

     a. Subject only to the exclusions set forth in Paragraph 14.b. below, and in addition to any rights of Employee under the By-laws of the Company, any applicable state law, Paragraph 13 of this Agreement, or any other agreement, the Company hereby further agrees to hold harmless and indemnify Employees:

     (i) Against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) to which Employee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Employee is, was or at any time becomes a director, officer, employee, consultant, or agent of Company, or is or was serving or at any times serves at the request of the Company, as a director, officer, employee, consultant, partner, trustee or agent (regardless of his title) of another corporation, partnership, joint venture, trust or other enterprise; and

     (ii) Otherwise to the fullest extent as may be provided to Employee by the Company under the non-exclusivity provisions of the By-laws of the Company and the Florida Business Corporations Act, and

     (iii) From any and all income and excise taxes (and interest and penalties relating thereto) imposed on Employee with reference to any payment under this Paragraph 14 (including without limitation payments in indemnity for such taxes).

     b. No indemnity pursuant to this Paragraph 14 shall be paid for such taxes).

     (i) except to the extent the aggregate of losses to be indemnified thereunder exceed the sum of $500 plus the amount of such losses for which the Employee is indemnified either pursuant to the By-laws of the Company or any subsidiary, pursuant to any Directors and Officers insurance purchased and maintained by the Company pursuant to Paragraph 13 above;

     (ii) in respect to remuneration paid to Employee if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

     (iii) on account of any suit in which judgment is rendered against Employee for an accounting of profits made by the purchase or sale by Employee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

     (iv) on account of actions or omissions which are finally adjudicated to have been material to the cause of action adjudicated and to fall within any of paragraphs (a) through
(d) of the last sentence of Sec-tion 607.0850 of the Florida Business Corporations Act; or

     (v) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification to Employee is not lawful.

     c. All agreements and obligations of the Company contained herein shall continue during the period Employee is a director, officer, employee, consultant or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee, partner, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Employee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Employee was an officer or director of the Company or serving in any other capacity referred to herein.

     d. The Company shall not be liable to indemnify Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Employee without Employee's written con sent. Neither the Company or Employee will unreasonably withhold consent to any proposed settlement.

     e. The Company will pay all expenses immediately upon the presentment of bills for such expenses. Employee agrees that Employee will reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action, suit or proceeding against Employee in the event and only to the extent that it shall be ultimately determined that Employee is not entitled to be indemnified by the Company for such expenses under the provisions of the applicable state statute, the By-laws, this Agreement or otherwise. This Agreement shall not affect any rights of Employee against the Company, any insurer, or any other person to seek indemnification or contribution.

     f. If the Company fails to pay any expenses (including, without limiting the generality of the foregoing, legal fees and expenses incurred in defending any action, suit or proceeding), Employee shall be entitled to institute suit against the Company to compel such payment and the Company shall pay Employee all costs and legal fees incurred in enforcing such right to prompt payment.

     g. To the extent allowable under Florida law, the burden of proof with respect to any proceeding or determination with respect to Employee's entitlement to indemnification under this Agreement shall be on the Company.

     h. Neither the failure of the Company, its Board of Directors, independent legal counsel, nor its stockholders to have made a determination that indemnification of the Employee is proper in the circumstances because he has met the applicable standard of conduct set forth in the Florida Business Corporations Act, nor an actual determination by the Company, its Board of Directors, independent legal counsel, or its shareholders that the Employee has not met such applicable standard of conduct, shall be a defense to any action on the part of Employee to recover indemnification under this Agreement to create a presumption that Employee has not met the applicable standard of conduct.

15.  CHANGE IN CONTROL.
     -----------------

     a.  Change in Control.  For purposes of this Agreement, "Change in Control"
         -----------------
shall mean a change in control of the Company, which shall be deemed to have occurred upon the first fulfillment of the conditions set forth in any one of the following four paragraphs:

     (i) any Person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

     (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Paragraph 15.a.(i) or 15.a.(iii) hereof) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
     (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation; other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all of substantially all the Company's assets; or

     (iv) any Person shall be or has become the Beneficial Owner of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities and (i) the identity of the Chief Executive officer of the Company is changed during the period beginning sixty (60) days before the attainment of the twenty percent (20%) beneficial ownership and ending two (2) years thereafter, or (ii) individuals constituting at least one-third (1/3) of the members of the Board at the beginning of such period shall leave the Board during the period beginning sixty (60) days before the attainment of the twenty percent (20%) beneficial ownership and ending two (2) years thereafter.

     b.  Definitions.  The meanings of certain capitalized terms used in
         -----------
Paragraph 15.a. are provided below:
     (i) "Beneficial Owner" shall have the meaning defined in Rules 13d-3 and 13d-5(b) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

     (ii) "Person" shall have the same meanings as it does in section 3(a)(9) (including the definition of "Company" under section 3(a)(19)) including a group and any other arrangement included as a "Person under section 13(d)(3) of the Exchange Act, provided, a person shall not include an underwriter temporarily holding securities pursuant to an offering of such securities.

16.  MISCELLANEOUS.
     -------------

     a.  Employee Representations.  The Employee represents and warrants to the
         ------------------------
Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon the Employee's right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

     b.  Terminated 1991 Agreement.  Employee's agreement with the Company dated
         -------------------------
August 1, 1991, and subsequently amended on August 1, 1992 and October 4, 1994, shall be terminated upon the effective date of this Agreement.

     c.  Interest on Amounts Due.  In the event any amount due either Employee
         -----------------------
or the Company under this Agreement is not paid when due, it shall thereafter bear interest at the rate equivalent to the Security Pacific National Bank, Los Angeles (or its successor), prime rate as it shall vary from time to time over the period until paid. Such interest shall be compounded on a monthly basis.

     d.  Amendment.  This Agreement shall not be changed or terminated except in
         ---------
writing.

     e.  Law.  This Agreement shall be governed by, and construed under, the
         ---
laws of the State of California except for Paragraphs 13 and 14 which will be governed by Florida law and Paragraph 10 which shall be governed by the law of the state in which a business of the Company is located with respect to which a claim of competition is made (e.g., if Employee worked for a casino in Las Vegas, Nevada law would
         ----
govern any adjudication).

     f.  Successors, Assigns.  The terms and provisions of this Agreement shall
         -------------------
inure to the benefit of the personal representatives, heirs and legatees of the Employee and shall be binding upon and inure to the benefit of any successors or assigns of the Company . This Agreement shall survive any merger or voluntary or involuntary dissolution and shall bind any person acquiring the Company's assets in such event.

     g.  Notices.  Any notices or other communications required or permitted to
         -------
be given under this Agreement shall be deemed given on the day when delivered in person, or the third business day after the day on which mailed by first class mail from within the United States of America addressed to the party receiving the communication at the principal office of the Company or such other address as the party receiving the communication shall have designated to the other in writing.

     h.  Consents and Approvals.  As to any paragraph of this Agreement
         ----------------------
providing for the consent or approval of any party to this Agreement, such provision shall be deemed to include the restriction that any such exercise of approval or consent shall be reasonable and not unreasonably denied regardless of whether such provision actually sets forth a specification that such an approval or consent shall not be unreasonably denied.

     i.  Severability.  If any provision of this Agreement is found invalid or
         ------------
unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. If the provision held invalid or substantially limited involves the compensation or benefits of Employee, Employee shall have the option for thirty (30) days following the final decision holding such provision to be invalid to terminate this Agreement by written notice to the Company.

     j.  Captions.  Captions in this Agreement are merely to facilitate
         --------
references and shall not affect the interpretation of any of the provisions.

17.  CHANGE IN CONTROL LIMITATION.
     ----------------------------

     The parties hereto agree that consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the acquisition of shares of the Company's common stock pursuant to the Offer, as defined therein) will constitute a "Change in Control", as that term is used in this Agreement. The parties further agree that no transaction or event subsequent to the Effective Time, as defined in the Merger Agreement, will constitute a Change in Control for purposes of this Agreement.

18.  GUARANTEE BY ITT.
     ----------------

     ITT hereby agrees to be bound by all the provisions of this Agreement, including, without limitation, the undertakings in this Agreement directly related to ITT or its common stock, and hereby guarantees the obligations of the Company in this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed at Los Angeles, California.

     EMPLOYEE                       CAESARS WORLD, INC.


     ____________________           By______________________
     J. Terrence Lanni

                                    ITT CORPORATION



                                    By______________________